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                                                                       EXHIBIT 1


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


         This AMENDMENT NO. 3 (this "Amendment") is being entered into as of October 18, 2001 between Sheldahl, Inc., a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, N.A., now known as Wells Fargo Bank, N.A., a Minnesota corporation, as rights agent (the "Rights Agent").

         WHEREAS, the Company and Rights Agent are parties to a Rights Agreement dated as of June 16, 1996, as amended (the "Rights Agreement").

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company's Board of Directors (the "Board of Directors") and the Rights Agent may, prior to the Distribution Date (as defined therein), amend any provision of the Rights Agreement (other than certain specifically enumerated provisions) without the approval of any holders of certificates representing the common stock of the Company.

         WHEREAS, the Board of Directors desires to include Morgenthaler Partners VII, L.P. in the definition section and to clarify certain provisions under the Rights Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties hereby agree as follows:

         1. AMENDMENT OF SECTION 1(y). Section 1(y) of the Rights Agreement is hereby amended in its entirety to read as follows:

         "(y) "Morgenthaler" shall mean Morgenthaler Venture Partners V, L.P. and Morgenthaler Partners VII, L.P."

         2. AMENDMENT OF SECTION 1(a), 1(b), 1(n), and 3(a). Clause (vii) of the proviso at the end of each of Sections 1(a), 1(b) and 1(n), and Clause (vii) of the sentence at the end of Section 3(a) of the Rights Agreement are hereby amended in their entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments."




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         3. AMENDMENT OF SECTION 7(a). Clause (vii) of the sentence at the end of Section 7(a) is hereby amended in its entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be an event causing a Distribution Date to occur or any other event that causes the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise."

         4. AMENDMENT OF SECTION 11. Clause (vii) of the sentence after the first sentence of Section 11 of the Rights Agreement is hereby amended in its entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be a Flip-In Event or any other event of the type described in this Section 11 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11."

         5. AMENDMENT OF SECTION 13. Clause (vii) at the end of the first sentence of Section 13 of the Rights Agreement is hereby amended in its entirety to read as follows:

 "(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 13."

         6. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts to be made and performed entirely within the State of Minnesota without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each



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of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         EXECUTED under seal as of the date first set forth above.


Attest:                               SHELDAHL, INC.


  /s/ April Hamlin                    By:  /s/ Benoit Pouliquen
------------------------------------  ------------------------------------------
                                      Its: President and Chief Executive Officer


Attest:                               NORWEST BANK MINNESOTA, N.A.
                                      Now known as WELLS FARGO BANK, N.A.


  /s/ Kenneth P. Swanson              By: /s/ Darren Larson
------------------------------------  ------------------------------------------
                                      Its: Assistant Vice President




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